Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Sale and Leaseback Transaction Generating $8.7 Million in Net Proceeds

NILES, IL, April 19, 2021 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today that it has completed a sale and leaseback transaction with Nash88, LLC, generating $8.7 million in net proceeds.

The property sold consisted of land and buildings in Lebanon, Tennessee related to the coating and fabrication of district heating and cooling piping systems.  Perma-Pipe will continue to occupy the facility under an initial fifteen-year lease term, with an option to renew up to an additional twenty years.

At closing $0.4 million was placed in a short term escrow account to cover certain post-closing contingencies that may arise.

“Our objective in the transaction was to raise capital and to reinvest this into the business which will allow us to continue to pursue our planned programs for growth at a time when the future market recovery and operational cash flows are uncertain,” noted President and CEO David Mansfield.

“We have a number of very compelling opportunities to pursue, and the additional funds generated from the transaction will allow us to proceed unhindered by the severe restrictions we have operated under since the start of the pandemic a year ago. We believe that these opportunities will provide a significantly better return on our investment than our previous investment in the Lebanon property,” concluded Mr. Mansfield.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at thirteen locations in six countries.